Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PodcastOne, Inc.

Beverly Hills, CA

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 294892 and 333-283818) and Form S-8 (No. 333-276331, 333-288408 and 333-296833) of PodcastOne, Inc. of our report dated June 29, 2026, relating to the consolidated financial statements of PodcastOne, Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2026. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Macias Gini & O'Connell LLP

Los Angeles, California

June 29, 2026